SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): December 19, 2005
U.S. HELICOPTER CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	001-32580	27-0096927

(State or Other Jurisdiction of Incorporation or Organization )	(Commission File Number)	(IRS Employer Identification No.)

6 East River Piers, Suite 216, Downtown Manhattan Heliport, New York, NY	10004

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (212) 248-2002
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of us under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into A Material Definitive Agreement
(a) General Terms Agreement
On December 19, 2005, U.S. Helicopter Corporation (“we” or “us”) entered into an Aircraft Lease General Terms Agreement (“General Terms Agreement”) with an unrelated third party (“Lessor”) dated December 1, 2005 pursuant to which we will lease certain commercial helicopters (“Aircraft”) from Lessor. The Term begins on the date the Aircraft is delivered to us (“Delivery Date”) and ends either on the date agreed upon by us and the Lessor in the Aircraft Specific Lease Agreement (“Aircraft Lease”, together with the General Terms Agreement, the “Agreements”) between us and Lessor or the date the Aircraft is redelivered, whichever is later, or the Termination date.
We have made certain representations and warranties set out in the General Terms Agreement.
We are responsible for all risks associated with any loss or damage to the Aircraft from the Delivery Date until the Aircraft is redelivered to Lessor and have arranged the insurance required for loss or damage in accordance with the terms of the Agreements.
We have agreed to make rental payments in amounts and timing specified in the Agreements.
(b) Aircraft Lease
On December 19, 2005, we also entered into the Aircraft Lease, dated December 1, 2005, with Lessor pursuant to which we will lease a Sikorsky S76B Aircraft (“S76B”). The term of the Aircraft Lease shall commence on the date the S76B was delivered (December 1, 2005) and shall terminate November 30, 2010 or when the S76B is returned to Lessor, whichever is later. At the time of entering into the Aircraft Lease, we paid Lessor the first monthly rental payment and a deposit as defined in the Aircraft Lease. Lessor has agreed to make all necessary arrangements to obtain a certificate of airworthiness to allow us to operate the S76B under U.S. FAA Part 135.
We have agreed to redeliver the S76B at the end of the Term in accordance with certain redelivery conditions set forth in the General Terms Agreement. We have also agreed to enter into a Technical Support Agreement with a party affiliated with the Lessor for technical maintenance and support of the S76B.
(c) Technical Support Agreement
On December 19, 2005, we also entered into a Technical Support Agreement (“Support Agreement”) with a party affiliated with Lessor (“the Other Party”) pursuant to which the Other Party has agreed to provide us with exchange Components as defined, spare parts, and technical support for the S76B. The term of the Support Agreement shall be from December 1, 2005 until December 1, 2010. After the expiration of the five year term, the Support Agreement may be renewed for periods of one year.
We have agreed to pay a fixed rate per flight hour under the terms and conditions in the Support Agreement. We also agreed to provide the Other Party with a monthly flight hour report for the S76B and a removal schedule for the Components covered by the Support Agreement. The Other Party is entitled to suspend the services under the Support Agreement should we delay or fail to provide the necessary reports.
We and the Other Party have agreed to certain waiver, indemnification and insurance requirements under the Support Agreement.
Compensation for the services to be performed by the Other Party under the terms of the Support Agreement shall be charged to us at the fixed rate per flight hour rate which is subject to price escalation. The price escalation will be adjusted at various intervals in accordance with a formula in the Support Agreement.
The Other Party will invoice us by the 5th day of each month for the flight hours that were flown the foregoing month based on our monthly flight hour report. There is a minimum annual service charge payable to the Other Party based on a minimum of 150 flight hours.
Either party may terminate the Support Agreement upon 90 days prior written notice or less under certain circumstances listed in the Support Agreement. We may not assign or transfer the Support Agreement without the prior written consent of the Other Party.
Item 2.03. Creation of a Direct Financial Obligation.
See Item 1.01 above.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
Date: December 23, 2005

U.S. HELICOPTER CORPORATION (Registrant)

By:	/s/ John G. Murphy

	Name:	John G. Murphy
	Title:	Chief Executive Officer and President

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